SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Under Rule 14a-12

General Motors Company

(Name of Registrant as Specified In Its Charter)

Greenlight Capital, Inc.

Greenlight Capital, L.P.

DME Advisors, LP,

DME Advisors GP, LLC

DME Capital Management, LP

Greenlight Capital Qualified, LP

Greenlight Capital (Gold), LP

Greenlight Capital Offshore Partners

Greenlight Capital Offshore Master (Gold), Ltd.

Greenlight Masters, LLC

Greenlight Masters Partners

David Einhorn

 Leo Hindery, Jr.
Vinit Sethi
William N. Thorndike, Jr.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GREENLIGHT CAPITAL NOMINATES DIRECTORS TO GENERAL MOTORS BOARD

Highlights GM’s Misleading Statements about Greenlight’s Plan to Unlock Substantial Value

NEW YORK – April 12, 2017 – Greenlight Capital, Inc. (“Greenlight”) today announced that it has filed a preliminary proxy with the Securities and Exchange Commission to nominate three highly-qualified, independent candidates for election to the Board of Directors of General Motors Company’s (NYSE: GM) (“the Company”) at the 2017 Annual Meeting of Shareholders, and to let shareholders vote on its Plan to split GM’s common stock into two classes.

Greenlight’s Director nominees are:

•	Leo Hindery, Jr.: Managing Partner of InterMedia Partners, and former Chief Executive Officer of Tele-Communications, Inc. (TCI), Liberty Media and AT&T Broadband.
•	Vinit Sethi: Partner and Director of Research at Greenlight.
•	William N. Thorndike, Jr.: Founder and Managing Director of Housatonic Partners, a private equity investment firm; Chairman of CONSOL Energy; author of the critically acclaimed book “The Outsiders: Eight Unconventional CEOs and Their Radically Rational Blueprint for Success.”

David Einhorn, President of Greenlight, said, “To ensure the GM Board objectively considers our Plan and to look after the best interests of shareholders, we are nominating a slate of experienced candidates. Our nominees are proven business leaders who are committed to working with the incumbent Directors and exploring all avenues to address GM’s persistent valuation gap and create value for all shareholders.”

On March 28, 2017, Greenlight announced its Plan to unlock substantial value for all GM shareholders. The Plan would split GM’s common stock into two classes: the Dividend Shares would receive the current dividend, and the Capital Appreciation Shares would participate in the remaining earnings, cash flows and future growth of the Company.

Greenlight’s Plan was specifically designed not to change GM’s business strategy, capital allocation priorities or financial policy. However, Greenlight believes that GM has embarked on a campaign specifically designed to mischaracterize the Plan and mislead investors and credit rating agencies about its merits.

As part of its effort, GM has claimed that Greenlight’s Plan would lead to a credit rating downgrade. Greenlight believes that the rating agencies relied on faulty information to provide GM feedback. After Greenlight sent GM a term sheet detailing the Plan, GM made numerous detrimental changes to the term sheet, which it then misrepresented as being the Greenlight Plan in its discussions with the rating agencies.

“GM is ignoring the significant value unlocked by our Plan, and has concocted a ratings issue by presenting a one-sided and flawed analysis to the rating agencies,” stated Director nominee Vinit Sethi. “It is clear that the rating agencies relied upon – and were misled by – the Company. We believe that implementing our Plan would in fact improve GM’s access to capital and enhance the Company’s financial flexibility.”

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Greenlight repeats its request that GM has denied on numerous occasions to consent for Greenlight to speak directly to the rating agencies about the Plan so that it can be accurately evaluated by a formal rating committee.

A presentation regarding the Plan’s strategic merits and rationale is available for download at www.greenlightcapital.com.

Full bios of Greenlight’s director nominees are below:

Leo Hindery, Jr.

Leo Hindery, Jr. is Managing Partner of InterMedia Partners, LLC, a series of media industry investment funds he founded in 1988. Previously, he was President and CEO of Tele-Communications, Inc. (TCI) and Liberty Media, then the world’s largest combined cable television system operator and programming entity. In 1999 TCI merged into AT&T and he became President and CEO of AT&T Broadband. In 1999 he was named Chairman and CEO of GlobalCenter Inc., a major Internet services company which fourteen months later merged into Exodus Communications, Inc. Following this merger, until the fall of 2004, he was the founding Chairman and CEO of The YES Network, the regional television home of the New York Yankees.

A member of the Council on Foreign Relations, Mr. Hindery is co-chair of the Task Force on Jobs Creation and was the founder of Jobs First 2012. In 2008, he was an economic and trade advisor to presidential candidate Barack Obama, and in 2012 he served as an economic policy surrogate for President Obama. He is a Trustee of Emerson College and a Director of Common Cause New York, Hemisphere Media Group, Inc., and the Jesuit School of Theology.

Mr. Hindery, formerly Chairman of the National Cable Television Association and of C-SPAN, has been recognized as one of the cable industry’s “25 Most Influential Executives over the Past 25 Years” and one of the “30 Individuals with the Most Significant Impact on Cable’s Early History”. A member of the Cable Industry Hall of Fame and the Hall of Fame of the Minority Media & Telecom Council, he is distinguished by his decades of commitment to diversity and, at Liberty and InterMedia, by his commitment to the development of ethnically sensitive channels and programming for African Americans, Latinos and Puerto Ricans.

Mr. Hindery is the author of “It Takes a CEO: It’s Time to Lead With Integrity” (Free Press, 2005) and “The Biggest Game of All” (Free Press, 2003).

Mr. Hindery received an MBA from the Stanford Graduate School of Business, and received a bachelor’s degree from Seattle University. He has received an honorary Doctor of Humane Letters degree from Emerson College.

Vinit Sethi

Mr. Vinit Sethi is Vice President and Director of Research at Greenlight Capital, Inc. and has been a Partner of Greenlight since 2000. Mr. Sethi began his career as a financial analyst in the mergers and acquisitions group at Lazard Frères & Co. LLC, a financial advisory and asset management firm. At Lazard, he was involved in mergers, acquisitions, divestitures, spin-offs and leveraged recapitalizations. After leaving Lazard, Mr. Sethi joined Chartwell Investments, a leveraged buyout firm. Mr. Sethi joined Greenlight as a Research Analyst in 1998, and he became a Partner in 2000 and Director of Research in 2006.

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Mr. Sethi graduated summa cum laude from the University of Pennsylvania in 1995. He earned both a B.S.E. from the Wharton School and a B.A. from the College of Arts and Sciences. Mr. Sethi received an honors distinction from the Economics Department, which named him the top student in the graduating class.

William N. Thorndike, Jr.

William N. Thorndike, Jr. is the Managing Director of Housatonic Partners, a leading middle market private equity firm that he founded in 1994 with offices in Boston and San Francisco. He is also Senior Advisor to Brahman Capital, a public market investment fund based in Manhattan with approximately $4 billion in assets under management.

Mr. Thorndike has served as a director of over 30 companies and currently serves as Chairman of CONSOL Energy Inc., where he has been a member of the Board since 2014. He is also currently a director of a number of privately held companies.

Mr. Thorndike has served as a Trustee of non-profit organizations including Groton School (where he was Chair of the Finance and Nominating Committees) and the Stanford Business School Trust (where he was Chair of the Private Equity Committee). Mr. Thorndike is currently a Trustee of WGBH in Boston and the Board Chair at College of the Atlantic in Bar Harbor, Maine.

He is the author of “The Outsiders: Eight Unconventional CEOs and Their Radically Rational Blueprint for Success” (Harvard Business Review Press, 2012), which has been translated into ten languages.

Mr. Thorndike received an MBA from the Stanford Graduate School of Business and is a graduate of Harvard College.

About Greenlight Capital, Inc.

Greenlight Capital, Inc. (“Greenlight”), founded in 1996, is a value-oriented investment advisor that primarily invests and trades in long and short publicly listed equity securities, as well as distressed debt when cyclically attractive. Greenlight seeks to achieve capital appreciation by buying securities with trading values materially lower than their intrinsic values and by selling short securities with trading values materially higher than their intrinsic values. Greenlight aims to achieve high absolute rates of return while minimizing the risk of capital loss.

About the Proxy Solicitation

Greenlight Capital, Inc., Greenlight Capital, L.P., DME Advisors, LP, DME Capital Management, LP, DME Advisors GP, LLC, Greenlight Capital Qualified, LP, Greenlight Capital (Gold), LP, Greenlight Capital Offshore Partners, Greenlight Capital Offshore Master (Gold), Ltd., Greenlight Masters Partners, Greenlight Masters, LLC, David Einhorn, Leo Hindery, Jr., Vinit Sethi, and William N. Thorndike, Jr. (collectively, the “Participants”) intend to file with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and accompanying form of proxy to be used in connection with the solicitation of proxies from the shareholders of General Motors Company (the “Company”). All shareholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants when they become available, as they will contain important information, including additional information related to the Participants. The definitive proxy

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statement and an accompanying proxy card will be furnished to some or all of the Company’s shareholders and will be, along with other relevant documents, available at no charge on the SEC website at http://www.sec.gov/.

Information about the Participants and a description of their direct or indirect interests by security holdings is contained in the preliminary proxy statement on Schedule 14A filed by the Participants with the SEC on April 12, 2017. This document is available free of charge from the sources indicated above.

Warning Regarding Forward Looking Statements

THIS PRESS RELEASE CONTAINS FORWARD LOOKING STATEMENTS. FORWARD LOOKING STATEMENTS CAN BE IDENTIFIED BY USE OF WORDS SUCH AS “OUTLOOK”, “BELIEVE”, “INTEND”, “EXPECT”, “POTENTIAL”, “WILL”, “MAY”, “SHOULD”, “ESTIMATE”, “ANTICIPATE”, AND DERIVATIVES OR NEGATIVES OF SUCH WORDS OR SIMILAR WORDS. FORWARD LOOKING STATEMENTS IN THIS PRESS RELEASE ARE BASED UPON PRESENT BELIEFS OR EXPECTATIONS. HOWEVER, FORWARD LOOKING STATEMENTS AND THEIR IMPLICATIONS ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR AS A RESULT OF VARIOUS RISKS, REASONS AND UNCERTAINTIES. EXCEPT AS REQUIRED BY LAW, GREENLIGHT CAPITAL, INC. AND ITS AFFILIATES AND RELATED PERSONS UNDERTAKE NO OBLIGATION TO UPDATE ANY FORWARD LOOKING STATEMENT, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE DEVELOPMENTS OR OTHERWISE.

Media Contacts:

Jonathan Gasthalter/Nathaniel Garnick

Gasthalter & Co.

(212) 257-4170

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